Exhibit 10.49

CABLEVISION CHOICE SEVERANCE PAY PLAN

ARTICLE I
PURPOSE OF THE PLAN

The Cablevision CHOICE Severance Pay Plan (previously called the Cablevision Systems Corporation Severance Pay Plan) (the “Plan”) was established by Cablevision Systems Corporation (now known as CSC Holdings, Inc.) (the “Company”), effective as of May 1, 1994, and subsequently has been amended to continue to provide for the discretionary payment by the Company of severance benefits under certain circumstances.  The Plan as amended supersedes any and all previous severance practices and policies of the Company and its affiliates with respect to which the Plan is extended.  This document serves as both the Plan document and as a summary plan description of the Plan.

ARTICLE II
ADMINISTRATION

Except to the extent such authority is retained by the Company, or the Administrative Committee as described in Article VII, and to the extent consistent with the Plan, the Plan shall be administered by the Corporate Senior Vice President, Employee Relations of the Company (the “Administrator”).  The Administrator shall have full authority, in his or her sole and absolute discretion, to administer the Plan, including the authority to interpret, construe and apply any provisions of the Plan and to decide all matters arising in connection with the operation or administration of the Plan.  The Administrator shall have the further authority to permit Company affiliates to adopt the Plan.  The decisions of the Company, Administrator and Administrative Committee shall be final and binding on all parties.

The Administrator shall be the plan administrator and named fiduciary of the Plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

ARTICLE III
ELIGIBILITY

An employee of the Company or any affiliate who has adopted the Plan shall be eligible to participate in the Plan only if designated in writing as such by the Administrator or his or her authorized designee, in his or her sole discretion.  An employee who is not so designated by the Administrator or his or her authorized designee as eligible to participate hereunder shall not be entitled to any benefits under the Plan.  No employee may rely on any notification of entitlement to any severance benefit from the Plan other than a written notification delivered to the employee from the Administrator or his or her an authorized designee.  An employee so designated as eligible to participate in the Plan shall be referred to herein as an “Employee.”

ARTICLE IV
BENEFIT CONDITIONS AND BENEFITS

The Administrator shall have sole discretion to determine:  (a) under what conditions severance benefits shall be available to any Employee; (b) the particular type and amount of severance benefits that shall be made available and the duration thereof; (c) the manner and form in which such severance benefits shall be paid or provided to any Employee; and (d) any other applicable terms and conditions for receiving and retaining severance benefits.  To the extent that a federal, state or local law may require the Company to make a payment to an Employee, including but not limited to a payment under the Worker Adjustment and Retraining Notification Act, because of that Employee’s termination of employment (other than any salary, bonus or vacation pay earned prior to the date of such termination of employment), any severance benefits payable under the Plan shall be reduced by the amount of the statutorily required benefit.  In any event, the Plan provides for discretionary benefits only, and the Company and Administrator reserve the right with respect to any Employee not to provide any severance benefits or to provide benefits that differ in amount or terms and conditions with respect to different Employees.

ARTICLE V
RELEASE

Benefits paid under this Plan shall be subject to, and conditioned upon, the Employee’s execution and return to the Administrator of an executed copy of the Company’s severance agreement as then in effect, which agreement shall include among other things (a) a waiver and release of claims releasing, to the maximum extent permitted by law, all claims that relate to or arise out of the Employee’s employment or termination of employment with the Company and its affiliates; and (b) such other terms and conditions as the Company or Administrator in its sole discretion may require.

ARTICLE VI
AMENDMENT OR TERMINATION OF THE PLAN

The Company reserves the right in its sole and absolute discretion to amend, modify or terminate the Plan, in whole or in part, and at any time by action of its Board of Directors.

ARTICLE VII
CLAIMS PROCEDURE

An Employee claiming a benefit under the Plan that has been denied for any reason may file a written claim with the Administrator within 60 days of the Employee’s termination of employment.  The Employee will be notified in writing within 90 days after the claim is filed (or the Employee will receive a written notice within such 90 days stating an additional 90 days is needed to rule upon the claim, in which case the Employee will receive a written notice within 180 days).  If the claim is denied, the notification will (a) indicate the reasons for the denial and cite the specific Plan provisions on which the denial is based; (b) describe any additional information that may be needed for approval of the Employee’s claim; and (c) explain the review procedure.

An Employee may request a review of the claim denial within 60 days after receipt of the denial notice.  The written request should be sent to:

Cablevision Employee Benefit Plans
Administrative Committee
c/o CSC Holdings, Inc.
1111 Stewart Avenue
Bethpage, NY 11714

The Employee may request in writing the opportunity to review pertinent documents prior to submission of a written appeal. Within 60 days after receiving the written appeal, the Administrative Committee will notify the Employee in writing of its final decision (or the Employee will receive a written notice within such 60 days stating an additional 60 days is needed to rule upon the claim, in which case the Employee will receive a written notice within 120 days).  This decision will contain specific reasons and cite the Plan provisions on which the denial is based.

ARTICLE VIII
MISCELLANEOUS PROVISIONS

(a)                                  No Employee may assign or transfer any part of his or her rights or duties hereunder, or any benefits due to him or her hereunder, to any other person.

(b)                                 The Plan shall, in all respects, be governed by, and construed and enforced in accordance with, the laws of the State of New York without reference to the principles of conflicts of law, except to the extent preempted by ERISA.

(c)                                  All amounts payable hereunder to an Employee shall be subject to all applicable federal, state or local taxes that the Company or an affiliate may reasonably determine are required to be withheld.

(d)                                 Nothing contained herein shall confer upon any Employee the right to be retained in the service of the Company or an affiliate nor limit the right of the Company or an affiliate to discharge or otherwise deal with any Employee.

(e)                                  The Plan shall be unfunded.  Benefits under the Plan shall be paid from the general assets of the employer from which the Employee terminates employment and no provision shall at any time be made with respect to segregating assets of the Company or an affiliate for payment of any benefits hereunder.  No Employee or any other person shall have any interest in any particular assets of the Company or an affiliate by reason of the right to receive benefits under the Plan and any such Employee or other person shall have only the rights of an unsecured creditor of the Company or an affiliate with respect to any rights under the Plan.

ARTICLE IX
ADDITIONAL INFORMATION

Plan Name:	Cablevision CHOICE Severance Pay Plan

Plan Sponsor:	CSC Holdings, Inc. 1111 Stewart Avenue Bethpage, NY 11714

Plan Sponsor’s EIN:	11-2776686

Plan Number:	508

Type of Plan:	Welfare

Plan Year End:	December 31

Plan Administrator:	Corporate Senior Vice President, Employee Relations CSC Holdings, Inc. 1111 Stewart Avenue Bethpage, NY 11714 Telephone: (516) 803-1414

Agent for Service of Legal Process:	Cablevision Employee Benefit Plans Administrative Committee c/o CSC Holdings, Inc. 1111 Stewart Avenue Bethpage, NY 11714 Attention: Legal Department

ARTICLE X
EMPLOYEE RIGHTS UNDER ERISA

As a participant in the Plan, an Employee is entitled to certain rights and protections under ERISA and regulations issued by the Department of Labor.  ERISA provides that all Plan participants shall be entitled to:

(a)                                  Examine, without charge, at the Administrator’s office and at other locations, all Plan documents, including copies of all documents filed with the U.S. Department of Labor (such as annual reports and Plan descriptions).

(b)                                 Obtain copies of the Plan document and other Plan information, if any, upon written request to the Administrator.  The Administrator may make a reasonable charge for the copies.

In addition to creating certain rights and protections for Plan participants, ERISA imposes obligations upon the persons who are responsible for the operation of the Plan.  These people are referred to as “fiduciaries.”  Fiduciaries must act solely in the interest of all of the Plan participants and beneficiaries, and they must exercise prudence in the performance of their duties.  Fiduciaries who violate ERISA may be removed and required to reimburse any losses they may have caused the Plan.

No one, including an employer, may fire an Employee or otherwise discriminate against an Employee to prevent the Employee from obtaining a benefit or exercising his or her rights under ERISA.  If an Employee’s claim for a benefit is denied, in whole or in part, he or she must receive a written explanation of the reason for the denial. In addition, the Employee may obtain copies of documents relating to the decision without charge.  The Employee has the right to have the claim reviewed and reconsidered by the Administrator without charge.

If an Employee believes any of his or her rights under ERISA are violated or his or her claim is denied or ignored, he or she may file suit in state or federal court.  The Department of Labor will help with the grievance.  Legal process can be served upon the Company by service of process upon its designated agent as follows:

Cablevision Employee Benefit Plans
Administrative Committee
c/o CSC Holdings, Inc.
1111 Stewart Avenue
Bethpage, New York  11714-3581
Attn: Legal Department

In addition to any penalties involved, the court may include the Employee’s legal costs and attorneys’ fees in the settlement, if it is in the Employee’s favor.  If the Employee loses the suit, the court may order the Employee to pay these costs and fees for both parties.  Some examples of the situations for which an Employee could file suit are: (1) an unreasonable delay (beyond 30 days) in providing requested Plan documents, which could result in a $110 fine for each day’s delay if it was found to be within the control of the Administrator; (2) improper denial of the Employee’s claim for a benefit; or (3) misuse of the Plan funds by a fiduciary.

If an Employee has any questions about the Plan, the Employee should contact the Administrator.  If the Employee has any questions about his or her rights under ERISA, the Employee should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, DC 20210.  An Employee may also obtain certain publications about his or her rights and responsibilities under ERISA by calling the publications hotline of the Pension and Welfare Benefits Administration.